EXHIBIT 10.10

PacifiCorp

LONG-TERM INCENTIVE PARTNERSHIP PLAN

Effective January 1, 2014

PLAN DOCUMENT

PACIFICORP

LONG-TERM INCENTIVE PARTNERSHIP PLAN

ARTICLE I - PURPOSE AND EFFECTIVE DATE

1.1
Purpose. The purpose of this Long-Term Incentive Partnership Plan (the “Plan”) is to permit a select group of management employees of PacifiCorp and its subsidiaries to share in significant increases in the value of the Company realized through the efforts of these individuals. It is intended that the Plan, by providing this award and deferral opportunity, will assist the Company in retaining and attracting individuals of exceptional ability and will act as an incentive to align their interests with those of the Company. For purposes of Internal Revenue Code Section 409A, Incentive Accounts are considered to be part of a non-elective account balance plan type and Deferral Accounts are considered to be part of an elective account balance plan type.

1.2	Effective Date. The Plan is effective as of January 1, 2014.
ARTICLE II - DEFINITIONS
For the purpose of the Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1
Base Salary. “Base Salary” means the annual base salary rate payable to a Participant effective January 1 (or the date of hire, if later) of the calendar year for a particular Award Year. For purposes of the Plan, Base Salary shall be calculated before reduction for any amounts deferred by the Participant pursuant to the Company’s tax qualified plans which may be maintained under Section 401(k) or Section 125 of the Internal Revenue Code of 1986, as amended (the “Code”), or pursuant to the PacifiCorp Voluntary Deferred Compensation Plan or any other non-qualified plan which permits the voluntary deferral of compensation. Inclusion of any forms of compensation other than such “wages” and deferred “wages” is subject to approval of the Chairman and the Presidents.

2.2	Beneficiary. “Beneficiary” means the person, persons or entity, as designated by the Participant, entitled under Article VIII to receive any Plan benefits payable after the Participant’s death.

2.3	Board. “Board” means the Board of Directors of PacifiCorp or any duly authorized committee.

2.4	Chairman. “Chairman” means the Chairman of Berkshire Hathaway Energy Company.

2.5
Company. “Company” means PacifiCorp, a Portland, Oregon based entity, and any directly or indirectly affiliated subsidiary entities, and any predecessor or successor to the business of any thereof. With respect to the obligation to make payments to any Participant under the Plan, Company shall mean PacifiCorp and any affiliated subsidiary entity that employs the Participant, but not any other Company. For purposes of determining whether there has been a Separation from Service with the Company, Company means all entities with whom the Company would be considered a single employer under Code Sections 414 (b) and (c).

2.6	Determination Date. “Determination Date” means every day of the year.

2.7
Disability. “Disability” means a condition of a Participant who by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months: (i) is unable to engage in any substantial gainful activity; or (ii) is receiving income replacement benefits for a period of not less than 3 months under a long term disability plan covering employees of the Company.

2.8
Incentive Account(s). “Incentive Account(s)” means the account or accounts maintained on the books of the Company with respect to each Incentive Award and used solely to calculate the amount which may be payable to each Participant under the Plan and shall not constitute a separate fund of assets. Participants may have more than one Incentive Account maintained on their behalf.

2.9
Incentive Award(s). “Incentive Award(s)” means the award determined and allocated under the terms of the Plan. Each Incentive Award(s) shall be designated by the year to which the award relates (the “Award Year”) even though the value of the award may be determined and credited to a Participant’s Incentive Account in a subsequent year. An example: The Year 2014 Incentive Award may relate to the performance of the Company over the calendar year 2014 (the Award Year), even though the Incentive Award will only be determinable in 2015.

2.10
Interest. “Interest” means the amount credited to each Participant’s Incentive Account(s) on each Determination Date. The Company shall select investment funds or benchmarks (which shall be published indices, mutual funds or exchange traded funds which have ticker symbols, trade on an established exchange and can be valued on a daily basis) from which a Participant may direct the investment of his or her Incentive Account(s). Each Incentive Account may be invested independently from the Participant’s other Incentive Accounts. Investment elections by a Participant may be made only once per calendar year during a time period announced by the Company. Such time period will be communicated to Participants early in each calendar year. No investment election changes will be permitted until the investment election time period in the following calendar year. If a Participant fails to make an investment election during the applicable time period, the investment for the Incentive Account announced for the immediate prior calendar year will default to the most conservative investment fund as selected by the Company, and the investment of all other Incentive Accounts of the Participant, if any, shall be based on the Participant’s most recent investment election for those Incentive Accounts (and the default shall apply to all Incentive Awards if a Participant fails to make an investment election when the individual directed investment program is first implemented). Such credits to a Participant’s Incentive Account(s) may be either positive or negative to reflect the increase or decrease in value of the Incentive Account(s) in accordance with the provisions of this Plan. The Incentive Awards and any Interest credited to the Incentive Account(s) of a Participant are bookkeeping entries only and the Participant shall not have any right to distribution of or ownership interest in any investment vehicle chosen for the crediting of Interest to the Incentive Account(s).

2.11
Net Income. “Net Income” means the definition as applied under Generally Accepted Accounting Principles. The Chairman and the Presidents may adjust Net Income for extraordinary and non-recurring events, when appropriate.

2.12
Participant. “Participant” means any employee who is eligible, pursuant to Article III, below, to participate in this Plan, and who has been so notified by the Chairman and the Presidents. Such employee shall remain a Participant in this Plan for any award that has been made until such time as all benefits payable for that specific Award Year have been paid in accordance with the provisions hereof. A Participant may have an Incentive Account(s) or a Deferred Account and not be chosen to participate in a subsequent Award Year.

2.13	Plan. “Plan” means this PacifiCorp Long-Term Incentive Partnership Plan as amended from time to time.

2.14	Presidents. “Presidents” means the President and CEO of PacifiCorp Energy, the President and CEO of Pacific Power and the President and CEO of Rocky Mountain Power.

2.15	Retirement and Retirement Age. “Retirement” means termination of employment with the Company after attaining age fifty-five (55) and “Retirement Age” means age fifty-five (55).

2.16
Separation from Service. “Separation from Service” or “Separates from Service” means a Participant’s termination of employment with the Company or as otherwise defined in Applicable Guidance (see Section 7.1(a)).

2.17
Vest or Vested. “Vest” or “Vested” means deferred compensation which is not subject to a Substantial Risk of Forfeiture (as defined in Applicable Guidance) or to a requirement to perform further services for the Employer.

ARTICLE III - ELIGIBILITY AND PARTICIPATION

3.1
Eligibility. Eligibility to participate in the Plan shall be limited to those select key employees of the Company who are designated by the Chairman and the Presidents from time to time. The Chairman shall not be a Participant in the Plan. The Presidents may participate in the Plan but only the Chairman shall make determinations regarding participation, the value of the target Incentive Award, and the establishment and achievement of any individual performance goals for the Presidents with respect to a particular Award Year.

3.2	Participation. An employee’s participation in the Plan for any Award Year shall be effective upon notification to the employee by the Presidents.
ARTICLE IV - INCENTIVE AWARD

4.1
Annual Award. Prior to or during each Award Year, the Chairman and the Presidents shall determine whether an Incentive Award shall be available for such Award Year. If an Incentive Award is made available, the Chairman and the Presidents will establish the award categories based upon Net Income target goals and/or such other criteria as they deem appropriate for the Award Year (including, but not limited to customer satisfaction, operational excellence, financial, safety, environmental, regulatory integrity, and risk management goals, and any individual goals specified for a particular Participant).

4.2
Allocation of Award. The Chairman and the Presidents shall determine the amount of the target Incentive Award for which each Participant shall be eligible for the Award Year (if the established goals are met for an Award Year), usually expressed as a percentage of the Participant’s Base Salary. The value of a Participant’s Incentive Award for any single Award Year shall not exceed one hundred percent (100%) of the Participant’s Base Salary for that Award Year, unless such limit is waived by the Chairman and the Presidents with respect to a Participant.

4.3
Determination of Annual Awards. The value of any Incentive Award shall be determined by the Chairman and the Presidents as soon as practical after the close of the Award Year, but in no event shall the value of the Award be determined later than March 1st of the year following the Award Year.

4.4
Reduction of Awards. The Chairman and the Presidents may, in their sole discretion, establish certain criteria that must be met for an Incentive Award to be awarded in full. These criteria may include the achievement of certain customer satisfaction, operational excellence, financial, safety, environmental, regulatory integrity or risk management goals or other goals (whether Company or individual) established by the Chairman and the Presidents. The determination of whether any applicable goals have been achieved with respect to an Incentive Award shall be determined by the Chairman and the Presidents, as of the time that the dollar value of that Incentive Award is determined in Section 4.3 above. If any such goal is not met, the Chairman and the Presidents may reduce the Incentive Award by an amount as they determine in their sole discretion. In addition, with respect to an individual Participant and a particular Award Year, the Chairman and the Presidents may determine that the Participant will not receive an Incentive Award for such Award Year regardless of whether the Participant has received an Incentive Award in a prior Award Year or made a deferral election for such Award Year.

4.5
Supplemental Awards. The Chairman and the President may, in their sole discretion, make a supplemental award (a “Supplemental Award”) to any Participant for an Award Year separate and apart from the Incentive Award. Such Supplemental Award shall be credited and be subject to the same terms and conditions as an Incentive Award for the Award Year.

ARTICLE V - INCENTIVE ACCOUNT(S)

5.1
Accounts. The Company shall maintain a separate bookkeeping account on behalf of each Participant in the Plan for each Incentive Award. The value of any Incentive Award allocated to each Participant plus any Interest earned thereon shall be added to such Participant’s Incentive Account for the applicable Award Year. Any distribution attributable to an Incentive Account shall reduce the Incentive Account as of the date of distribution. These Incentive Accounts shall be used solely to calculate the amount payable to each Participant under the Plan and shall not constitute a separate fund of assets.

5.2
Timing of Credits. The value of a Participant’s Incentive Award for an Award Year shall be credited to a Participant’s Incentive Account for such Award Year as of the day determined by the Chairman and the Presidents, but in no event shall the date be later than March 1st of the year following the Award Year. Each Incentive Account shall be increased or decreased by the Interest credited on each Determination Date as though the balance of that Incentive Account as of the date the Incentive Award is credited to a Participant’s Incentive Account had been invested as provided in Section 2.10. Any distributions to a Participant shall reduce the Participant’s Incentive Account(s) as of the date of such distribution.

5.3
Vesting of Accounts. Each Participant shall be twenty-five percent (25%) Vested in his or her Incentive Account on December 31st of the Award Year and an additional twenty-five percent (25%) on December 31 of each subsequent year; provided, however, for the 2014 Award Year, such vesting rate shall be twenty percent (20%) per year rather than twenty-five percent (25%). Participants must be employed on December 31st to Vest for the year. The Chairman may accelerate Vesting (but not accelerate payment), or may establish criteria with respect to a Participant (in addition to the passage of time) before Vesting will occur with respect to any Incentive Award; provided, however, that any portion of an Incentive Award that has already Vested with the passage of time shall not be subject to any such additional vesting criteria, and provided further that no additional vesting criteria shall postpone the date of payment of the Incentive Award as provided under Section 6.1. The Participant shall be considered to be one hundred percent (100%) Vested in the event of termination of service as a result of a Disability or death.

5.4	Statement of Accounts. The Company shall give to each Participant a statement showing the balances in the Participant’s Incentive Account(s) no less frequently than on an annual basis.
ARTICLE VI - PLAN BENEFITS

6.1
Normal Benefit. The balance of each Participant’s Incentive Account(s) shall be paid as soon as administratively feasible following the end of the third year following the Award Year, but in any event no later than two and one-half (2 ½) months following the end of such third year; provided, however, for the 2014 Award Year, such payment timing shall be following the end of the fourth year following the Award Year. Unless deferred pursuant to Section 6.3 below, such amount shall be paid in a lump sum based upon the value of the Incentive Account as of December 31 immediately prior to the payment date (or the value as of the immediately preceding business day prior to December 31 if December 31 is not a business day).

6.2
Early Termination Benefit. In the event that a Participant Separates from Service with the Company prior to the end of the third year following the end of an Award Year (or prior to the end of the fourth year following the end of the 2014 Award Year), the Participant shall receive the Vested portion of the Incentive Account(s) as of the most recent Determination Date preceding the date of payment, payable in a lump sum; provided, however, that if the Participant has a deferral election on file with respect to an Incentive Account pursuant to Article VII, and incurs a Separation from Service after reaching Retirement Age, payment of the Vested amount of any Incentive Account shall be governed by Article VII with respect to the deferral election made by the Participant. If paid in a lump sum, the amount shall be paid as soon as administratively feasible after the Separation from Service, but in no event later than two and one-half (2 ½) months following the date of Separation from Service. In addition, the provisions of Section 7.2(A) shall apply to distributions under this Section 6.2.

6.3
Deferred Benefit. With respect to any Incentive Award, the Participant may elect, in a manner acceptable to the Company, to defer the receipt of all or a portion of the value of the Incentive Account due under this Plan by filing an election to do so before the beginning of the Award Year relating to the Incentive Award to be deferred. Any deferral election filed after the start of an Award Year must meet the requirements of Section 7.4(B) (Changes to Payment Election).

a)
The portion of the Incentive Account previously elected to be deferred shall be transferred as of the last day of the third year following the end of the Award Year (or as of the last day of the fourth year following the end of the 2014 Award Year) to a Deferred Account (or as soon as administratively feasible following Separation from Service if an appropriate deferral election has previously been made) and shall thereafter be subject to the terms and conditions of Article VII herein (any portion not previously elected to be deferred shall be paid pursuant to the provisions of Section 6.1 above);

b)
Such an election shall comply with the provisions of Section 7.4(A) and shall only permit the deferral of benefits otherwise payable under Section 6.1 above, and the limited circumstance set forth in Section 6.2 in the event of Retirement; and

c)
Such an election shall completely satisfy and discharge all obligations on the part of the Company to the Participant (and the Participant’s Beneficiary) with respect to such Incentive Account, and the Participant’s (and Participant’s Beneficiary’s) rights under the Plan with respect to such Incentive Account shall terminate and shall be governed by the provisions of the Plan dealing with Deferred Accounts.

An example: A Participant may elect to defer the receipt of his 2015 Incentive Award by filing an election to do so prior to December 31, 2014. If such election is in a form acceptable to the Company, the balance of the Vested portion of the 2015 Incentive Account as of December 31, 2018, shall be transferred to a Deferred Account for the Participant as of that date.

6.4
Death Benefit. In the event of the death of a Participant prior to payment of any Incentive Account(s), the Participant’s Beneficiary shall receive the value of the Incentive Account(s) determined as of the date of death. Such amounts shall be paid in a lump sum as soon as administratively feasible after the death of the Participant, but in no event later than two and one-half (2 ½) months following the date of the Participant’s death.

6.5
Withholding and Payroll Taxes. The Company that employs the Participant at the time of payment shall withhold from any payment made pursuant to the Plan, from an Incentive Account, any taxes required to be withheld from such payments under law. A Beneficiary, however, may elect not to have withholding of federal income tax pursuant to Section 3405(a)(2) of the Code, or any successor provision thereto (U.S. only). If FICA/Medicare taxes are due with respect to all or a portion of an Incentive Account prior to payment from the account, the Participant shall make arrangements satisfactory to the Company for payment of the Participant’s share of such taxes, which may include withholding of such taxes from other regular pay of the Participant.

6.6
Payment to Guardian. If a Plan benefit is payable to a minor, a person declared incompetent or a person incapable of handling the disposition of the property, the Company may direct payment to the guardian, legal representative or person having the care and custody of such minor or person. The Company may require proof of incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

6.7
Effect of Payment. The full payment of the applicable benefit under this Article VI shall completely discharge all obligations on the part of the Company to the Participant (and the Participant’s Beneficiary) with respect to the Incentive Account(s), and the Participant’s (and Participant’s Beneficiary’s) rights under the Plan with respect to the Incentive Account(s) shall terminate.

ARTICLE VII - DEFERRED BENEFIT

7.1	Definitions. For the purposes of this Article VII, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise.
a)    “Applicable Guidance” means Treasury Regulations issued pursuant to Code §409A or other written Treasury or IRS guidance regarding Code §409A.

b)    “Deferred Account” means the account established under the Plan for each Participant who elects to defer receipt of benefits under Section 6.3. A Deferred Account shall consist of subaccounts as selected by the Participant, which may be a Retirement Account and an In-Service Account. The Deferred Account is 100% Vested.
c)    “Earnings” means the notional earnings, gains and losses applicable to a Participant’s Deferred Account as described in Section 7.7.
d)    “Separation From Service” means a Participant’s termination of employment with the Company or as otherwise defined in Applicable Guidance.
e)    “Specified Employee” means a Participant who is described in Code §416(i), disregarding paragraph (5) thereof. However, a Participant is not a Specified Employee unless any stock of the Company (or of a member of the same group of controlled entities as Company) is publicly traded on an established securities market or otherwise.
f)    “Specified Time or Pursuant to a Fixed Schedule” means a specific time or schedule (but not the occurrence of an event) as a Participant payment election may specify, and otherwise as described in Applicable Guidance.
g)    “Unforeseeable Emergency” means: (i) a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Code §152(a)) of the Participant; (ii) loss of the Participant’s property due to casualty; or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. The amount of the distribution may not exceed the amount necessary to satisfy the Unforeseeable Emergency plus taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the hardship may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship.

7.2
Separation from Service or Death. The Company will pay to the Participant the balance held in the Participant’s Deferred Account following the earlier of the Participant’s Separation from Service or death. Payment will commence at the time and payment will be made in the form and method specified under Section 7.4. In the event of the Participant’s death, the Plan will pay to the Participant’s Beneficiary the Participant’s Deferred Account balance or any remaining amount thereof if benefits to the Participant already have commenced, in accordance with the Participant’s election.

(A)    Distribution to Specified Employees. Notwithstanding anything to the contrary in the Plan or in a Participant payment election, the Company may not distribute to a Specified Employee, based on Separation from Service, earlier than 6 months following Separation from Service (or if earlier, upon the Specified Employee’s death).

7.3
Other Payment Events. In addition to the payment events under Section 7.2, the Company will pay to a Participant all or any part of the Participant’s Deferred Account: (i) at a Specified Time or Pursuant to a Fixed Schedule elected by the Participant with respect to an In-Service subaccount; or (ii) based upon an Unforeseeable Emergency. Payment will commence at the time and payment will be made in the form and method specified under Section 7.4.

7.4
Form, Timing and Method/Payment Election. All distributions will be in cash. Subject to the provisions of this paragraph, a Participant shall make an initial payment election as to the method of payment under Section 7.4(A) and may make a change to an election under Section 7.4(B). If no election to defer payment of an Award has been made by the deadline as set forth in Section 6.3, the timing and method of payment for an Award as set forth in Section 6.1, 6.2 and 6.4 shall be deemed to be the Participant’s initial deferral election for purposes of a change to an election under Section 7.4(B). Until the Company completely distributes a Participant’s Deferred Account, the Plan will continue to credit the Participant’s Deferred Account with Earnings, in accordance with Section 7.7. Except as provided below, a Participant may elect either a lump sum payment or substantially equal annual installments (not to exceed 10) with respect to a Retirement subaccount and an In-Service subaccount. If no election is made as to method, payment shall be made in a lump sum. If no election is made with respect to an In-Service subaccount as to a specified time to begin payments, the date of the regularly scheduled payment for an Incentive Account shall be deemed to be the date to begin payments. Distributions from a Retirement subaccount as a result of Separation from Service after Retirement Age shall be made (or commence) in January following the calendar year in which Separation from Service occurs. Except as provided below, payments from an In-Service subaccount shall commence as soon as administratively feasible following the date selected by the Participant. If Separation from Service occurs after Retirement Age and before commencement of distribution from an In-Service subaccount, the In-Service subaccount shall be added to the Retirement subaccount and distributed accordingly. Distributions from an In-Service subaccount or a Retirement subaccount, when a Separation from Service occurs prior to Retirement Age (including death prior to Retirement Age), shall be made as soon as administratively feasible following the date of Separation from Service (or death) and shall be made in a lump sum payment (except that payments from the remaining account balance in an In-Service subaccount, where payments have already commenced prior to Separation from Service, shall continue to be made under the schedule then in effect). Payments made because of Unforeseeable Emergency shall be made (or commence) as soon as administratively feasible following such event. In the event of death after attaining Retirement Age or after payments from a Deferred Account have begun, a lump sum payment to the Beneficiary shall be made as soon as administratively feasible after date of death if the Participant had previously elected a lump sum distribution to the Beneficiary pursuant to Section 7.4(A) (initial payment election) or pursuant to Section 7.4(B)(1) (change to payment election). Disability shall not be treated as a distribution event if Separation from Service has not occurred.

(A)    Initial Payment Election. A Participant, as to an In-Service subaccount shall make an initial payment election with respect to a Specified Time or Pursuant to a Fixed Schedule at the time of the Participant’s first deferred benefit election into such subaccount. As to a Retirement subaccount, a Participant shall make an initial payment election as to a method of payment (Fixed Schedule) at the time of his or her first deferred benefit election into such subaccount (the Specified Time being a date following Separation of Service as provided in Section 7.4 above). A Participant shall make any permissible initial payment election on a form the Company provides for that purpose. At the time of any such first deferred benefit election into any subaccount in his or her Deferred Account, a Participant may elect to have a lump sum payment made to his or her Beneficiary in lieu of the form of payment that otherwise has been selected for payout during the Participant’s life.

(B)    Changes to Payment Election. A Participant may change the Participant’s initial payment election (or change election) as to any subaccount in his or her Deferred Account, including any Plan default payment applicable in the absence of an election. Any such change election must comply with this Section 7.4(B). A Participant must make any change election on a form the Company provides for such purpose.
(1)    Conditions on Changes to Payment Elections. Any Participant change election: (i) may not take effect until at least 12 months following the date of the change election; (ii) must result in the first payment under the change election being made not earlier than 5 years following the date upon which the originally-elected payment would have been made (except if payment is on account of death, or Unforeseeable Emergency); and (iii) if the change election relates to a Participant’s previous election of a Specified Time or Pursuant to a Fixed Schedule, the Participant must make the change election not less than 12 months prior to the date of the first scheduled payment under the election being changed (or, in the case of installment payments treated as a single payment, 12 months prior to the date the first amount was scheduled to be paid).
(2)    Definition of “Payment.” Except as otherwise provided in Section 7.4(B)(3), a “payment” for purposes of applying Section 7.4(B)(1) is each separately identified amount the Company is obligated to pay to a Participant on a determinable date and includes amounts paid for the benefit of the Participant. An amount is “separately identified” only if the Company can objectively determine the amount.
(3)    Installment Payments. As set forth in Applicable Guidance, and for purposes of making a change to a payment election under this Section 7.4(B), a series of installment payments will be treated as a single payment. For purposes of this Section 7.4(B)(3), a “series of installment payments” means payment of a series of substantially equal periodic amounts to be paid over a predetermined number of years, except to the extent that any increase in the payment amounts reflects reasonable Earnings through the date of payment.
(4)    Coordination with Anti-Acceleration Rule. In applying Section 7.4(C), “payment” means as described in Sections 7.4(B)(2) and (3). A Participant under a change payment election may change the form of payment to a more rapid schedule (including a change from installments to a lump-sum payment) without violating Section 7.4(C), provided any such change remains subject to the change payment election provisions under this Section 7.4(B). Accordingly, if the Participant’s payment change election modifies the payment method from installments to a lump-sum payment, a payment change election must satisfy Section 7.4(B)(1) measured from the first installment payment. If a payment change election only modifies the timing of an installment payment, the payment change election must apply to each installment and must satisfy Section 7.4(B) measured from each installment payment.
(C)    No Acceleration. Neither the Company nor the Participant may accelerate the time or schedule of any payment under the Plan except as Applicable Guidance may permit. For this purpose, the following are not an acceleration: (i) a payment required under a domestic relations order under Code §414(p)(1)(B); (ii) a payment required under a certificate of divestiture under Code §1043(b)(2); or (iii) a payment to pay the FICA tax (and income tax withholding related to the FICA) on the deferred compensation.

(D)    Cash-Out Upon Separation. Notwithstanding a Participant’s payment election or any contrary Plan terms, the Company will distribute in a single cash payment the entire Deferred Account of a Participant who has incurred a Separation from Service where the Participant’s Deferred Account balance does not exceed $10,000. The Company will make any payment under this Section as soon as administratively feasible following Separation from Service.

7.5
Withholding of Income Tax. The Company that employs the Participant at the time of payment or employed the Participant immediately prior to a Separation from Service (with the Company including such payment on a Form W-2 issued by the Company to the Participant) will withhold from any payment made under the Plan from a Deferred Account and from any amount taxable under Code §409A, all applicable taxes, and any and all other amounts required to be withheld under federal, state or local law, including Applicable Guidance.

7.6
Administration of Payment Date(s). The Company may pay a Participant’s Deferred Account balance on any date that is administratively feasible following any Plan specified payment date or date of any authorized distribution event or the date specified in any valid payment election, but in no event later than two and one-half (2 ½) months following any such date; and provided further that the Participant shall not be permitted, directly or indirectly, to designate the taxable year of the payment.

7.7
Notional Earnings. The Company, under the Plan, periodically will credit Deferred Accounts with a determinable amount of notional Earnings (as a specified fixed or floating interest rate or other specified index or indices based on established and published financial investment benchmarks). The Participant has the right to direct the investment of the Participant’s Deferred Account pursuant to conditions established by the Company. This right is limited strictly to investment direction and the Participant will not be entitled to the distribution of any Deferred Account asset except as the Plan otherwise permits. Except as otherwise provided in the Plan or trust, all Plan assets, including all incidents of ownership, at all times will be the sole property of the Company.

ARTICLE VIII - BENEFICIARY DESIGNATION

8.1
Beneficiary Designation. Each Participant shall have the right, at any time, to designate one (1) or more persons or entities as Beneficiary (both primary as well as secondary) to whom benefits under the Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s Incentive Account(s) or Deferred Account balances. Each Beneficiary designation shall be in a written form prescribed by the Company and shall be effective only when filed with the Company during the Participant’s lifetime.

8.2
Changing Beneficiary. Any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Company. The filing of a new designation shall cancel all designations previously filed.

8.3
Change in Marital Status. If the Participant’s marital status changes after the Participant has designated a Beneficiary, the following shall apply until such time as the Participant submits a revised Beneficiary form.

a)	If the Participant is married at death but was unmarried when the designation was made, the designation shall be void.

b)	If the Participant is unmarried at death but was married when the designation was made:
i)The designation shall be void if the former spouse was named as Beneficiary.

ii)	The designation shall remain valid if the spouse was not named and a non-spouse Beneficiary was named.

c)	If the Participant was married when the designation was made and is married to a different spouse at death:

i)	The designation shall be void if the former spouse was named as Beneficiary.

ii)	The designation shall remain valid if the former spouse was not named and a non-spouse Beneficiary was named.

8.4
No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

a)	The Participant’s surviving spouse;

b)
The Participant’s children (including stepchildren) in equal shares, except if any of the children predeceases the Participant but leaves surviving descendant, then such descendant shall take by right of representation the share the deceased child would have taken if living;

c)	The Participant’s estate.

8.5
Effect of Payment. Payment to Beneficiary or other proper legal representative of the Beneficiary shall completely discharge the Company’s obligations under the Plan and the Company may require a release to that effect from the Beneficiary or other proper legal representative of the Beneficiary prior to the distribution.

8.6
Minor or Incompetent Beneficiary. If a Beneficiary is a minor or otherwise reasonably determined by the Employer to be legally incompetent, the Employer may cause the Plan to pay the Participant’s Vested Incentive Account(s) or Deferred Account balances to a guardian, trustee or other proper legal representative of the Beneficiary.

ARTICLE IX - ADMINISTRATION

9.1
Binding Effect of Decisions. Subject to the rights of a Participant under the claims procedure set forth in Article X, the decision or action of the Chairman and the Presidents with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

ARTICLE X - CLAIMS PROCEDURE

10.1
Claim. Any person or entity claiming a benefit, requesting an interpretation or ruling under the Plan (hereinafter referred to as “Claimant”) shall present the request in writing to the Chairman and the Presidents, who shall respond in writing as soon as practical. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

10.2	Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

a)	The reasons for denial, with specific reference to the Plan provisions on which the denial is based;

b)	A description of any additional material or information required and an explanation of why it is necessary; and

c)	An explanation of the Plan’s claim review procedure.

10.3
Review of Claim Denial. Any Claimant whose claim or request is denied or who has not received a response within sixty (60) days may request a review by notice given in writing to the Chairman and the Presidents. Such request must be made within sixty (60) days after receipt by the Claimant of the written notice of denial, or in the event Claimant has not received a response sixty (60) days after receipt by the Chairman and the Presidents of Claimant’s claim or request. The claim or request shall be reviewed by the Chairman and the Presidents, who may, but shall not be required to, grant the Claimant a hearing. On review, the Claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

10.4
Final Decision. The decision on review shall normally be made within sixty (60) days after receipt of Claimant’s claim or request. If an extension of time is required for a hearing or other special circumstances, the Claimant shall be notified and the time limit shall be one hundred twenty (120) days.

ARTICLE XI - AMENDMENT AND TERMINATION OF PLAN

11.1
Amendment. The Company reserves the right to amend the Plan at any time to comply with Code §409A and Applicable Guidance or for any other purpose, provided that such amendment will not result in taxation to any Participant under Code §409A. Except as the Plan and Applicable Guidance otherwise may require, the Company may make any such amendments effective immediately.

11.2	Termination. The Company, by action of the Board, may terminate, but is not required to terminate, the Plan and distribute Plan Accounts under the following circumstances:
(1) Dissolution/Bankruptcy. The Company may terminate the Plan within 12 months following a dissolution of a corporate Company taxable under Code §331 or with approval of a Bankruptcy court under 11 U.S.C. §503(b)(1)(A), provided that the deferred compensation is paid to the Participants and is included in the Participants’ gross income in the latest calendar year: (i) in which the plan termination occurs; (ii) in which the amounts no longer are subject to a Substantial Risk of Forfeiture; or (iii) in which the payment is administratively practicable.

(2) Change in Control. The Company may terminate the Plan within the 30 days preceding or the 12 months following a Change in Control (as defined in Applicable Guidance) provided the Company distributes all Plan Accounts (and must distribute the accounts under any substantially similar Company plan which plan the Company also must terminate) within 12 months following the Plan termination.
(3) Other. The Company may terminate the Plan for any other reason in the Company’s discretion provided that: (i) the Company also terminates all aggregated plans in which any Participant also is a participant; (ii) the Company makes no payments under the Plan in the 12 months following the Plan termination date other than payments the Company would have made under the Plan irrespective of Plan termination; (iii) the Company makes all payments within 24 months following the Plan termination date; and (iv) the Company within 3 years following the Plan termination date does not adopt a new plan covering any Participant that would be an aggregated plan.
(4) Applicable Guidance and Plan Types. The Company may terminate the Plan under such other circumstances as Applicable Guidance may permit. In addition, for purposes of plan termination, the portion of the Plan representing Incentive Accounts shall be considered to be a non-elective account balance plan type and the portion of the Plan representing Deferral Accounts shall be considered to be an elective account balance plan type.
ARTICLE XII - MISCELLANEOUS

12.1
Unfunded Plan. To the extent the Plan is considered an “employee benefit pension plan” under Section 3 (2) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to any Participant (because some or all of the payments with respect to a Participant under the Plan have been elected by the Participant to be made from a Retirement Account), the Plan, as to any such Participant, is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of the ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, the Board may terminate the Plan and make no further benefit payments or remove certain employees as Participants if it is determined by the United States Department of Labor, a court of competent jurisdiction, or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA (as currently in effect or hereafter amended) which is not so exempt.

12.2	Company Obligation. The obligation to make benefit payments to any Participant under the Plan shall be an obligation solely of the Company.

12.3
Unsecured General Creditor. Notwithstanding any other provision of the Plan, Participants and Participants’ Beneficiaries shall be unsecured general creditors, with no secured or preferential rights to any assets of the Company or any other party for payment of benefits under the Plan. Any property held by the Company for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. The Company’s obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

12.4
Trust Fund. The Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish one (1) or more trusts for the purpose of assisting in the payment of such benefits. Although such a trust shall be irrevocable, its assets shall be held for payment of all the Company’s general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, the Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of the Company.

12.5
Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt of the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable except only pursuant to the designated Beneficiary in the event of death or Disability or pursuant to a legal will or the laws of intestate succession. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

12.6
Not a Contract of Employment. The Plan shall not constitute a contract of employment between the Company and the Participant. Nothing in the Plan shall give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.

12.7	Protective Provisions. A Participant will cooperate with the Company by furnishing any and all information requested by the Company, in order to facilitate the payment of benefits hereunder.

12.8	Governing Law. The provisions of the Plan shall be construed and interpreted according to the laws of the State of Iowa, except as preempted by federal law.

12.9
Validity. If any provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but the Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

12.10
Notice and Elections. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Chairman and the Presidents or to the Company shall be directed to the Company’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in the Company’s records. Any election made under the Plan must be in writing and delivered (electronically, by facsimile, or by mail) to the Company pursuant to procedures established by the Company. The Employer will prescribe the form of any Plan notice or election to be given to or made by Participants. Any notice or election will be deemed given or made as of the date of actual receipt, or if given or made by certified mail, as of 3 business days after mailing.

12.11
Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

12.12
Account Statements. The Company will provide each Participant with a statement of the Participant’s Incentive Accounts and Deferral Accounts at least annually as of the last day of the most recent calendar year. The Company also will provide account statements to any Beneficiary of a deceased Participant with an Incentive Account or Deferral Account remaining in the Plan.

12.13
Accounting. The Company will maintain for each Participant as is necessary for proper administration of the Plan, an Incentive Account for each Award year and a Deferral Account (and Retirement and In-Service subaccounts).

12.14
Costs and Expenses. The Company will pay the costs, expenses and fees associated with the operation of the Plan, excluding those incurred by Participants or Beneficiaries. The Company will pay costs, expenses or fees charged by or incurred by the trustee only as provided in the trust or other agreement between the Company and the trustee.

12.15	Reporting. The Company will report deferred compensation for Participants on Form W-2 in accordance with Applicable Guidance.

Berkshire Hathaway Energy Company
BY: /s/ Gregory E. Abel Gregory E. Abel Chairman and CEO
DATED: December 31, 2014
PacifiCorp Energy BY: /s/ Micheal G. Dunn Micheal G. Dunn President and CEO DATED: December 8, 2014
Pacific Power BY: /s/ R. Patrick Reiten R. Patrick Reiten President and CEO DATED: December 9, 2014
Rocky Mountain Power BY: /s/ Cindy A. Crane Cindy A. Crane President and CEO DATED: December 8, 2014